Exhibit 99.1

News Release FOR IMMEDIATE RELEASE For Information: Quynh McGuire Vice President, Investor Relations 412 227 2049 McGuireQT@koppers.com	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

Koppers Holdings Names Laura Posadas to Board
Company Expands Board of Directors from Eight to Nine Members

PITTSBURGH, November 5, 2025 — Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today announced that the company has increased the size of its Board of Directors from eight to nine members and has elected Laura Posadas as a director of the company, effective November 5, 2025.
Ms. Posadas currently serves as Chief Executive Officer of Canlak Coatings Inc., a portfolio company of SK Capital Partners and leading formulator and manufacturer of high-quality wood coating systems. An accomplished executive with more than 20 years of experience in global leadership roles within the specialty chemicals industry, Ms. Posadas has a proven ability to drive innovation, operational excellence and strategic growth.
She also serves on the Board of Directors and chairs the advisory arm of Coqual, a global think tank that helps companies redesign how they work and lead. Ms. Posadas holds a degree in chemistry from The University of Delaware.
Koppers Board Chair and Chief Executive Officer Leroy Ball added, "I’m happy to welcome Laura as the latest high-quality addition to our Board. She is the latest example of how we have worked to refresh the backgrounds and skillsets of our board members to better reflect the future direction of Koppers. Laura’s record of driving growth and innovation is especially exciting as we seek to build around our higher performing businesses. On behalf of the Board, we are all excited to have her joining us and look forward to the positive contribution she will make to our continued transformation.”
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About Koppers
Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of approximately 1,850 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.
Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.